Exhibit 10.6

March 12, 2018

Thomas Bogan

Re: Employment Terms

Dear Tom:

On behalf of Adaptive Insights, Inc. (the “Company”), I am pleased to confirm your terms of continuing employment with the Company pursuant to this letter agreement, including exhibits hereto (the “Agreement”).

Employment Position; Duties. You will be employed as the Company’s Chief Executive Officer. In this position, you will continue to report directly to the Company’s Board of Directors, and you will have those duties and responsibilities as are customary for this position. You will work from the Company’s offices in Palo Alto, and your position may require business travel. During the term of your employment with the Company you will devote your full business time, skill and attention to your duties and responsibilities, and will perform them faithfully, diligently and competently, and you will use your best efforts to further the business of the Company.

Base Salary and Annual Bonus. Your current annual base salary is $300,000, less standard payroll deductions and tax withholdings, paid on the Company’s normal payroll schedule. You will be eligible to participate in the Company’s annual bonus program in accordance with its terms, with the target bonus of $100,000 and performance metrics to be established by the board of directors of the Company (the “Board”) or the compensation committee of the Board (the “Committee”) in its sole discretion. Your compensation will be subject to periodic review in accordance with Company practices.

Employee Benefits. As a Company employee, you will continue to be eligible to participate in applicable Company’s employee benefit programs in accordance with their terms.

Severance Policy. You are eligible to receive severance benefits in accordance with the severance policy attached hereto as Exhibit A.

At-Will Employment. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will”

nature of your employment may only be changed in an express written agreement between you and the Company. While you render services to the Company, you agree that you will not engage in any other employment, consulting, or other business activity for which you receive remuneration, other than service on any board of directors which has been previously disclosed to the Company, without the prior written consent of the Company, and will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

Section 409A. The payments and benefits under the Agreement are intended to qualify for an exemption from, or to comply with, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Section 409A”) and the terms of the Agreement will be interpreted accordingly. For the avoidance of doubt, if any reimbursements payable to you are subject to the provisions of Code Section 409A: (a) to be eligible to obtain reimbursement for such expenses you must submit expense reports within 30 days after the expense is incurred, (b) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (c) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (d) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

Miscellaneous. This Agreement shall be governed by and construed in accordance with the laws of the State of California. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively in arbitration conducted in Santa Clara County, California, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Punitive damages shall not be awarded. In any arbitration proceeding, the party determined to be the prevailing party shall be entitled to receive, in addition to any other award, its attorneys’ fees and expenses of the proceeding. This Agreement may not be amended, modified or waived unless agreed to in writing by you and the Company. The invalidity of any provision of this Agreement shall not affect the validity of any other provision hereof.

Entire Agreement. This Agreement forms the complete and exclusive statement of your agreement with the Company regarding your employment terms. It supersedes and replaces in their entirety all other or prior agreements, whether oral or written, with respect to your employment terms with the Company or its Affiliates or predecessors including but not limited to your offer letter dated January 6, 2015 and any confidentiality, proprietary information, invention assignment and similar agreements between you and the Company (the “Prior Agreements”). You agree and acknowledge, in consideration of your continuing employment and the compensation and benefits provided to you by the Company and its affiliates, that your continuing employment pursuant to the terms of this Agreement does not constitute and shall not be deemed for any purpose to be a termination of employment giving rise to severance or other payments under the Prior Agreements or otherwise.

Sincerely,

/s/Amy Reichanadter

Amy Reichanadter
Chief People Officer

Agreed and Accepted:

/s/ Tom Bogan
Tom Bogan

3/12/2018
Date

EXHIBIT A

EXECUTIVE SEVERANCE AND CHANGE IN CONTROL POLICY